Exhibit 99.1

For Immediate Release

ACA COMMENTS ON MESA ANNOUNCEMENT

Looks Forward to Launch of Independence Air

Thanks Stockholders for Continued Support

DULLES, VA – December 23, 2003 – Atlantic Coast Airlines Holdings, Inc. (“ACA”) (Nasdaq: ACAI) today issued the following statement in response to Mesa Air Group, Inc.’s (“Mesa”) (Nasdaq: MESA) announcement that it will not be moving forward with either its proposed consent solicitation or exchange offer for ACA.

We are pleased that Mesa has decided to terminate its efforts to take control of ACA and we would like to thank our stockholders, employees and everyone else who has demonstrated their strong support for Independence Air over the last two months.

We look forward to continuing to pursue our plans to launch Independence Air and bring low-fare service to customers from our hub at Washington Dulles International Airport. Our Board firmly believes that Independence Air presents the best long-term opportunity for our stockholders. As we have met with many of our institutional stockholders over the past two months we were encouraged by the support that they expressed for our business plan. We are committed to making Independence Air the preferred low-fare carrier for both investors and air travelers alike.

Statements in this press release and by Company executives regarding its implementation of new business strategies and its relationship with United Airlines and other matters, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: United’s option under bankruptcy rules to assume or reject the existing United Express Agreement; the timing of any disengagement by the Company as a United Express carrier under the United Express Agreement or pursuant to bankruptcy court proceedings; the ability to effectively implement its low-fare business strategy utilizing regional jets; the ability to complete the acquisition of, and secure financing for, its Airbus A319/A320 aircraft, and to successfully integrate these aircraft into its fleet; the availability of additional or alternative business opportunities for the Company’s operations; the effects of United’s bankruptcy proceedings; the continued financial health of Delta Air Lines, Inc., and the ability and willingness of Delta to continue to deploy the Company’s aircraft and to utilize and pay for scheduled service at agreed upon rates; availability and cost of product support for the Company’s 328JET aircraft; unexpected costs arising from the insolvency of Fairchild Dornier; general economic and industry conditions; additional acts of war or terrorism; and risks and uncertainties arising from the events of September 11, any of which may impact the Company, its aircraft manufacturers and its other suppliers in ways that the Company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the period ended September 30, 2003. These statements are made as of December 23, 2003 and ACA undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about Atlantic Coast Airlines, visit our website at www.atlanticcoast.com.

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Contacts:

Rick Delisi

Director of Corporate Communications

Atlantic Coast Airlines Holdings, Inc.

703-650-6550

Rick.Delisi@atlanticcoast.com

Judith Wilkinson/Dan Katcher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449 x112/x113

jmw@joelefrank.com/dek@joelefrank.com